Sunshine Silver Mining & Refining Announces Inclusion in the VanEck Junior Gold Miners ETF

KELLOGG, Idaho, September 18, 2026 -- Sunshine Silver Mining & Refining Company (the "Company" or "Sunshine") (NYSE:SSMR), a mining company advancing the next chapter of American silver, today announced that its common stock will be added to the VanEck Junior Gold Miners ETF (“GDXJ”) effective at market close on September 18, 2026.

The addition comes only three months after Sunshine completed its initial public offering and began trading on the New York Stock Exchange on June 4, 2026, reflecting the Company’s growing presence as a publicly traded silver equity.

“Inclusion in GDXJ constitutes an important milestone for Sunshine and, we believe, will introduce our story to an even broader group of precious metals investors,” said Heather White, Chief Executive Officer. “As our presence in the public markets expands, our focus remains on disciplined execution and advancing the Sunshine Mine toward a planned return to production in late 2028.”

GDXJ is a widely recognized exchange-traded fund that provides investors with exposure to a portfolio of small- and mid-capitalization companies across the global gold and silver mining sectors. Sunshine’s inclusion is expected to increase its visibility among both institutional and retail investors, expand passive ownership and support trading liquidity.

For more information on the GDXJ, please visit: https://www.vaneck.com/us/en/investments/junior-gold-miners-etf-gdxj/overview/.

About Sunshine Silver Mining & Refining Company

Sunshine Silver Mining & Refining Company is advancing toward silver production from the Sunshine Mine in Idaho’s Silver Valley, the most prolific silver district in U.S. history. The Sunshine Mine is North America’s highest-grade primary silver resource. It is characterized by exceptional size, extraordinary growth potential, existing infrastructure, and a history of proven production. Sunshine, the largest holder of mineral rights in the Silver Valley, also controls a consolidated land position with significant exploration potential and is evaluating additional value opportunities through silver/copper refining and antimony production. For more information, visit www.sunshinesilvermining.com.

Contacts

Investor Relations
ir@silveropp.com

Media Relations
ssmr@fleishman.com

Cautionary Statements

This press release contains forward-looking statements, including statements regarding the Company’s planned return to production in late 2028 and the expected benefits of Sunshine’s inclusion in the GDXJ. In some cases, forward-looking statements can be identified by words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “will,” “could,” “predict” and similar expressions or terminology. These statements are not historical facts but rather are based on the Company's current expectations and projections regarding its business, operations and other factors relating thereto and are subject to a number of known and unknown risks, uncertainties and other factors, including the risk factors set forth in our registration statement on Form S-1 filed with the Securities and Exchange Commission (“SEC”) and other filings that we make from time to time with the SEC, that may cause the actual results, levels of activity, performance or achievements of the Company to be materially different from those expressed or implied by any forward-looking statements. Except to the extent required by law, the Company assumes no obligation to update any of these forward-looking statements or to conform these statements to actual results or revised expectations. We caution you not to place undue reliance on these forward-looking statements.

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